SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 6, 2003

ACT Teleconferencing, Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-27560	84-1132665
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1658 Cole Boulevard, Suite 130, Golden, Colorado	80401
(Address of principal executive offices)	Zip Code

(303) 235-9000
(Registrant’s telephone number)

Item 5. Other Events and Required FD Disclosure

On May 12, 2003 we entered into an agreement with certain investors to issue $7.308 million in senior secured subordinated notes, and warrants to purchase our common stock. The notes bear interest at a rate of 12% per annum, with interest payments commencing in June 2003, and the warrants are immediately exerciseable at a price of $2.50 a share. The notes mature April 30, 2006 and are secured by a second lien on our assets, and the warrants expire May 30, 2010.

A personal trust controlled by James F. Seifert, one of our directors, contributed $1 million to the financing. The trust purchased $1.04 million principal amount of the notes and 333,333 warrants; a note for the loan Mr. Seifert originally provided was cancelled.

Under the terms of the financing, the investors, excluding Mr. Seifert, have a right to appoint two members to our Board of Directors, to have one of these appointees serve on the Compensation Committee of the Board, and to be represented on the Board until their notes are paid off and they beneficially own an aggregate of less than 5% of our common stock on a fully diluted basis. In connection with these rights, two new directors, Terry Matlack and Keith Bares, were appointed to our Board.

An affiliate of Kansas City Equity Partners, of which Mr. Matlack is a partner, contributed $2.75 million to the financing in return for $2.9 million principal amount of the notes and 916,667 warrants. An affiliate of Convergent Capital Partners, of which Mr. Bares is a partner, contributed $1.625 million to the financing in return for $1.7 million principal amount of the notes and 541,667 warrants.

New West Mezzanine Fund, LP contributed $1.625 million to the financing in return for $1.7 million principal amount of the notes and 541,667 warrants.

Item 7. Exhibits

The Exhibit index on page 2 of this Form 8-K report lists the exhibits that are hereby filed or incorporated by reference.

Item 9. Regulation FD Disclosure

Pursuant to Regulation FD, ACT Teleconferencing is filing this 8-K. Attached is a press release dated June 6, 2003 regarding the completion of a financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACT Teleconferencing, Inc.
(Registrant)

Date: June 6, 2003	By:	/s/ Gavin Thomson
Gavin Thomson
Chief Financial Officer

Exhibit Index

No.	Description
(All exhibits are filed electronically)

4.1	Note Agreement $7,308,000 Senior Subordinated Notes with New West Mezzanine Fund and Others
4.2	First Amendment, Consent and Waiver For $7,308,000 Senior Subordinated Notes with New West Mezzanine
99.1	Press Release dated June 6, 2003

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